Exhibit 10.1

Mary G. Puma

Chairman and CEO

Tel: (978) 787-4226

Fax: (978) 787-4090

May 1, 2009

Board of Directors

Axcelis Technologies, Inc.

c/o Stephen R. Hardis, Lead Director

108 Cherry Hill Drive

Beverly, Massachusetts 01915

Re: Modification of Compensation of Chief Executive Officer and Chairman

Dear Members of the Axcelis Board of Directors:

I am writing to propose that my base pay at Axcelis Technologies, Inc. (the “Company”) be reduced to a rate of $400,000 per year for the calendar years 2009 and 2010.  This amount represents a 20% reduction from my current rate of pay, which has been set forth in the Amended and Restated Employment Agreement between the Company and me effective November 6, 2007 (the “Employment Agreement”).  For the calendar year 2009, my rate of pay shall be reduced beginning with the first payroll after the Compensation Committee of the Board of Directors accepts this proposal, and such rate shall take into account the pay reductions previously implemented during 2009 through unpaid shutdowns.  I have previously informed you that I would not accept a bonus payment for 2008 and I also propose that I will not have a bonus opportunity in respect of the calendar year 2009.

Accordingly, this letter will serve as my agreement to modifications of:

(A) the minimum annual rate of base pay set forth in Section 3 of the Employment Agreement to the amount of $400,000 for calendar years 2009 and 2010; and

(B) the provisions of Section 5 of the Employment Agreement pertaining to  annual bonuses to reflect my proposals regarding the 2008 and 2009 bonuses described in the above paragraph.

In the event that I am at any time entitled to separation pay under the Employment Agreement or under the Change of Control Agreement between the Company and me dated as of November 6, 2007, my base compensation rate and bonus opportunities shall be unaffected by this letter and all amounts due to me shall be calculated as if the modifications described in this letter had never taken effect.

Sincerely,

/s/ Mary G. Puma
Mary G. Puma
Chairman and Chief Executive Officer